Exhibit 99.1

ESPERION Appoints JoAnne Micale Foody, MD, FACC, FAHA as Chief Medical Officer
June 28, 2021
– Expansion of management team with proven leader in cardiovascular disease supports advancement of CLEAR Outcomes trial and ESPERION therapeutic pipeline –
ANN ARBOR, Mich., June 28, 2021 (GLOBE NEWSWIRE) -- ESPERION (NASDAQ: ESPR), today announced the appointment of JoAnne Micale Foody, MD, FACC, FAHA as Chief Medical Officer, effective immediately. She will serve as a member of the executive team and report to Sheldon Koenig, President and Chief Executive Officer. Dr. Foody brings more than 20 years of experience in academic and preventive cardiology to ESPERION.
“Dr. Foody is a global expert with extensive clinical and medical experience in preventive cardiology, global medical development and medical affairs, which adds greatly to the depth of our management team,” said Sheldon Koenig, President and Chief Executive Officer of ESPERION. “JoAnne joins ESPERION at a critical period for the Company as we continue to drive towards the completion of our landmark CLEAR Outcomes trial and advance our potential first-in-class oral PCSK9 inhibitor program, for which her proven track record in clinical development and medical affairs will be instrumental and invaluable. I am excited to have JoAnne join the ESPERION team and look forward to working with her.”
Dr. Foody commented, “I am honored to take on the role of Chief Medical Officer here at ESPERION, a company whose lipid lowering therapies have the potential to improve the lives of millions of patients around the world. I am confident in the future of the Company and eager to bring these novel new therapies to patients struggling to manage their LDL-cholesterol.”
Dr. Foody joins ESPERION after six years with Johnson & Johnson, where she served in roles of increasing responsibility within the company’s Janssen Pharmaceutical Company division. Since August of 2020, she served as Vice President and Head of Data Sciences for Cardiovascular, Metabolism Pulmonary Hypertension and Retinal therapeutic areas where she was responsible for Janssen’s data science strategy and execution. Previously, Dr. Foody served as Vice President and Compound Development Team Leader for Janssen’s Xarelto™ program working closely across the Janssen-Bayer alliance to execute on this multi-billion-dollar innovative medicine. Prior to that, Dr. Foody led Cardiovascular Medical Affairs for Janssen.
Dr. Foody began her corporate career at Merck Research Labs, where she served as Global Director Scientific Affairs of both the Cardiovascular and Metabolism Therapeutic Areas, formulating external engagement, franchise strategy and leading compound candidate selection through proof of concept to clinical practice. During this time, she led multiple project teams including not only supporting Ezetimibe and Januvia, but also provided leadership and strategic direction on small molecules targeting atherosclerosis, heart failure, hypertension, diabetes and pulmonary hypertension.

Prior to joining the industry, Dr. Foody spent over two decades in academic cardiology and is a known international expert in preventive cardiology having held professorships at both Yale and Harvard Medical Schools. She has published extensively with over 200 peer reviewed articles. She has authored multiple international guidelines, chapters and two authoritative textbooks in preventive cardiology. Dr. Foody is a board-certified cardiologist, a Fellow of the American Heart Association, and a Fellow of the American College of Cardiology. She received her undergraduate degree from Princeton University and a medical degree from the Pritzker School of Medicine, University of Chicago. Dr. Foody completed her medical training at Brigham and Women’s Hospital in Boston and her Fellowships in General Cardiology and Preventive Cardiology at the Cleveland Clinic Foundation in Cleveland.
ESPERION Therapeutics
ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. ESPERION commercializes NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Tablets and is the leader in the development of convenient oral, once-daily non-statin
LDL-cholesterol lowering drugs for patients with high levels of bad cholesterol. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.
Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding commercialization plans. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause ESPERION's actual results to differ significantly from those projected, including, without limitation, the impact of COVID-19 on our business, clinical activities, supply chain, commercial development and launch plans, and the risks detailed in ESPERION's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.
Contact:
Ben Church
bchurch@esperion.com
734-864-6774